Exhibit 2.3

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on October 18, 2021 between Vivid Seats Inc. (the "Surviving Company") and Horizon Acquisition Corporation (the "Merging Company").

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the "Statute").

Whereas the Surviving Company is a Delaware corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Transaction Agreement dated as of April 21, 2021 and made between, amongst others, the Surviving Company and the Merging Company (the "Transaction Agreement") a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1.
The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.
1.
The surviving company (as defined in the Statute) is the Surviving Company.
1.
The registered office of the Surviving Company is c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801 and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
2.
Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be 800,000,000 shares, consisting of (i) 50,000,000 shares of Preferred Stock, par value $0.0001 per share; (ii) 500,000,000 shares of Class A Common Stock, par value $0.0001 per share; and (iii) 250,000,000 shares of Class B Common Stock, par value $0.0001 per share.
2.
Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$44,100 divided into 400,000,000 Class A ordinary shares of a par value of US$0.0001 each, 40,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 Preference shares of a par value of US$0.0001 each.
3.
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the "Effective Date").
4.
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Transaction Agreement in the form annexed at Annexure 1 hereto.

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5.
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Certificate of Incorporation and Bylaws of the Surviving Company in the form annexed at Annexure 2 hereto. The Certificate of Incorporation and Bylaws immediately prior to the Merger shall be its Certificate of Incorporation and Bylaws after the Merger.
6.
There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.
7.
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
8.
The names and addresses of each director of the surviving company (as defined in the Statute) are:
a.
Stanley Chia of 1712 W Fletcher Street, Chicago, IL 60657, United States;
b.
Todd Boehly of 865 Hollow Tree Ridge Road, Darien, CT 06820, United States;
c.
Jane DeFlorio of 132 E 80th Street, New York, NY 10075, United States;
d.
Craig Dixon of 1431 Mayhurst Boulevard, McLean, VA 22102, United States;
e.
Julie Masino of 515 Poplar Street, Laguna Beach, CA 92651, United States;
f.
Martin Taylor of 3312 Bee Cave Road, Austin, TX 78746, United States;
g.
Mark Anderson of 12403 Hautree Court, Palm Beach Gardens, FL 33418, United States;
h.
David Donnini of 1402 Waterford Place, Champaign, IL 61821, United States; and
i.
Tom Erhart of 2631 N Burling Street, Chicago, IL 60614, United States.
9.
This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.
10.
This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.
11.
At any time prior to the Effective Date, this Plan of Merger may be:
a.
terminated by the board of directors of either the Surviving Company or the Merging Company;
b.
amended by the board of directors of both the Surviving Company and the Merging Company to:
i.
change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and
ii.
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the

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Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.
12.
This Plan of Merger may be executed in counterparts.
13.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by Mark Anderson )

Duly authorised for ) _/s/ Mark Anderson

and on behalf of ) Director

Vivid Seats Inc. )

SIGNED by Todd Boehly )

Duly authorised for ) /s/ Todd Boehly

and on behalf of ) Director

Horizon Acquisition Corporation)

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Annexure 1

Transaction Agreement

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Annexure 2

Certificate of Incorporation and Bylaws

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